Friday, September 2, 2011, For Immediate Release

Press Release

Heartland Express, Inc. Chairman of the Board and CEO Retires

NORTH LIBERTY, IOWA - September 2, 2011 - The Board of Directors of Heartland Express, Inc. (Nasdaq: HTLD) announced today that Russell Gerdin, 70, Chief Executive Officer and Chairman of the Board, has retired due to health reasons. He will continue to be recognized by the Company as Chairman Emeritus. Michael Gerdin, 41, President and Director, was named Chief Executive Officer and Chairman of the Board.

Michael Gerdin has served as President since May of 2006, as a Board member since May of 1996, and has been acting Chairman of the Board since January 2011. Mr. Gerdin has been employed by the Company since 1992 and prior to becoming President, held other positions within the organization including Vice President of Regional Operations, President of A&M Express Inc., a wholly-owned subsidiary of the Company, as well as other positions within the Company's operations, sales, safety and driver recruiting departments. In addition to Mr. Gerdin's experience, the Company's other senior corporate officers have a combined 142 years of experience with the organization.

John P. Cosaert, will continue in his role as Executive Vice President, Finance and Treasurer, and Chief Financial Officer and has 33 years of experience with the organization.

Richard L. Meehan, will continue in his role as Executive Vice President of Marketing and Operations and has 26 years of experience with the organization.

Thomas E. Hill, will continue in his role as Vice President, Controller, and Secretary and has 28 years of experience with the organization.

Dennis J. Wilkinson, will continue in his role as Vice President of Operations and has 21 years of experience with the organization.

Todd A. Trimble, will continue in his role as Vice President of Regional Operations and has 18 years of experience with the organization.

Lindsay D. Rains, will continue in his role as Vice President of Marketing and has 16 years of experience with the organization.
Heartland Express, Inc. is an irregular route truckload carrier of general commodities. The Company has built a solid reputation for providing superior service in the short to medium haul truckload market. For more information regarding Heartland Express visit the Company's website at www.heartlandexpress.com.

For further information contact
Michael J. Gerdin, President and CEO
John P. Cosaert, ExecVP; CFO
Heartland Express, Inc.
319-626-3600